Exhibit 10.9

Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ 07920

October 12, 2009

Kevin J. Kennedy

President and CEO

Avaya Inc.

211 Mt. Airy Road

Basking Ridge, NJ 07920

Re: Amendment to Executive Employment Agreement

Dear Kevin:

This letter-agreement is to confirm our understanding regarding your relocation and housing expenses set forth in section 1.6 of your Executive Employment Agreement (“Agreement”), dated November 26, 2008. As you know, section 9(a) of the Agreement provides that any amendments must be in writing, approved by the Board of Directors of Sierra Holdings Corp., and signed by a duly authorized officer of Sierra Holdings Corp and you. This letter-agreement shall serve as an amendment pursuant to section 9(a).

Section 1.6, with respect to the Executive Relocation Plan (including the provision for temporary housing allowance), is hereby amended as follows:

1. Avaya has paid or shall pay you the sum of Nine Hundred Forty-Three Thousand Three Hundred Thirty-Three Dollars ($943,333.00), pursuant to the terms of the Executive Relocation Plan and in exchange for your assigning all rights and title to your property located at 20048 Lower Skylands Drive, Groveland, California. 95321 (“California House”), to Avaya or its designee. You agree to cooperate in the transfer of this property.

2. Avaya has paid or shall pay you the sum of Two Hundred Ninety-Six Thousand Dollars ($296,000.00), which amount includes a gross up for applicable taxes, in settlement of its relocation obligations as it relates to your property located at 2122 4Th Avenue, Spring Lake, New Jersey 07762 (“Spring Lake House”), and in lieu of your selling this house.

3. Avaya has paid or shall pay you the sum of Eighty-Nine Thousand Six Hundred Dollars ($89,600.00), which amount includes a gross up for applicable taxes, for temporary relocation benefits while you reside in a rental property for a period of time up to and including October 22, 2009, as you renovate your Spring Lake House to serve as your permanent residence.

I believe this fully sets forth our understanding on these matters. Kindly indicate your acceptance of these terms by signing below and returning this letter-agreement to me at your earliest convenience.

Thank you for your cooperation in this matter.

Very Truly Yours,

Pamela F. Craven

By signing below, the parties agree and accept that this letter-agreement is an effective amendment in accordance with section 9(a) of the Agreement.

/s/ PAMELA F. CRAVEN For Sierra Holdings Corp.	10-16-09 Date

/s/ PAMELA F. CRAVEN For Avaya Inc.	10-16-09 Date

/s/ KEVIN J. KENNEDY Kevin J. Kennedy President and CEO Avaya Inc.	10-14-09 Date

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